CHINA GREEN MATERIAL TECHNOLOGIES, INC. No. 1 Yantai Third Road Centralism Area Haping Road Harbin Economic and Technological Development Zone Harbin, P.R. China 150060 Telephone: 86-451 51750888

January 21, 2011

Ms. Jennifer Thompson
Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   China Green Material Technologies, Inc. (File No. 001-15683)
           • Form 10-K for the year ended December 31, 2009
              filed April 12, 2010
           • Form 10-Q for Fiscal Quarter Ended June 30, 2010
              filed August 16, 2010
           • Form 10-Q for Fiscal Quarter Ended June 30, 2010
              filed August 16, 2010

Dear Ms. Thompson:

We respectfully request additional time to respond to your letter of January 6, 2011.  Our legal counsel has discussed with a member of the Commission’s staff an extension until Friday, February 4, 2011 for this purpose.  We appreciate your consideration of this request.

Very truly yours, /s/ Zhonghao Su Zhonghao Su Chief Executive Officer

cc:        Ms. Sondra Snyder
Securities and Exchange Commission

Timothy I. Kahler, Esq.
Troutman Sanders LLP